Exhibit 10.32
RETIREMENT AND RELEASE AGREEMENT

September 1, 2017

James P. McClure
c/o ABM Industries Incorporated
One Liberty Plaza, 7th Floor, New York, NY 10006

Dear Jim:

This Retirement and Release Agreement (this “Retirement Agreement”) between ABM Industries Incorporated (“Company” or “ABM”) and you sets forth the terms of your retirement from the Company. By signing this Retirement Agreement, you and the Company agree as follows:

1.	RETIREMENT DATE

Your last day of employment with the Company will be November 1, 2017 (the “Retirement Date”), which is the date the term of your Executive Employment Agreement dated January 13, 2015 (the “Employment Agreement”) will end as a result of your retirement.

2. STATUS OF COMPENSATION AND BENEFITS

Whether you sign this Retirement Agreement or not, in connection with or following the termination of your employment (whether on the Retirement Date or upon an earlier termination of employment, your “Date of Termination”), you will, subject to applicable tax withholding:

a.	be paid any accrued but unpaid salary, together with accrued but unused vacation to the extent required by law, through the Date of Termination;

b.	be notified of your right to continue your health, dental and vision insurance coverage as well as EAP services under the COBRA law for 18 months;

c.	not be eligible for a bonus for the fiscal year ending October 31, 2017 except as set forth in Paragraph 3 below;

d.
not be covered by any basic or supplemental life, short term disability or personal accident insurance offered through the Company after your Date of Termination; however, you will have 31 days from your Date of Termination to convert any of these group policies to an individual policy;

e.
not be eligible to contribute additional amounts or receive additional matching contributions in the ABM 401(k) Employee Savings Plan after the Date of Termination; however, monies in your account will be available to you under the terms of the plan, provided that (i) if your account balance is in excess of $5,000 (excluding amounts previously rolled into the plan), you can allow that balance to remain in the plan or (ii) where a lesser account balance remains, you will be notified that the balance will be distributed to you, but in either case, you can choose to roll-over the account balance to an outside 401(k) plan or IRA;

f.
continue to vest in your outstanding ABM equity awards until your Date of Termination, at which time such equity awards will cease to vest, provided that any outstanding ABM equity awards that remain eligible for vesting upon or following Retirement (as defined in ABM's 2006 Equity Incentive Plan, as amended and restated) pursuant to the terms expressly set forth in the Applicable Award Agreement will remain eligible for such vesting, and you will be able to exercise any vested stock options for the period following your Date of Termination specified in the applicable equity award documents (see Annex 1); and

g.
receive the amounts due, if any, under each of the Company’s Employee Deferred Compensation Plan and the Company's Supplemental Executive Retirement Plan (“SERP”), in accordance with and subject to the terms of such applicable plan, including without limitation the payment timing following your “separation from service” within the meaning of Section 409A (see Annex 2).

3. SEPARATION AND RETIREMENT BENEFITS

So long as your employment is not terminated for Cause, and you do not resign, prior to the Retirement Date, and in consideration for you signing and not revoking this Retirement Agreement and subject to your execution (no earlier than the Retirement Date but no later than 21 days thereafter) of the release attached hereto as Exhibit A (the “Final Release”), and nonrevocation within the period specified therein (the “Final Release Effective Date”), which shall be in addition to the release set forth in Paragraph 5 of this Retirement Agreement, and your continuing compliance with all of your continuing obligations under the Employment Agreement and those set forth in Paragraph 4 hereof, you will receive the following additional payments and benefits (“Separation Benefits”), in full satisfaction of any amounts under the Employment Agreement and any other Company plan, policy or agreement, all subject to applicable tax withholding:

a.
Cash Payments. The Company will pay you a total of $1,270,787.00, which equals 12 months of your current base pay and target bonus under the Company's annual performance incentive program. Such payment will be made in equal semi-monthly installments of $52,950.00 over the 12-month period following the Retirement Date; provided that no such payments will be made earlier than five business days after the Final Release Effective Date.

b.
FY2017 Bonus. The Company will pay you your bonus for the fiscal year ending October 31, 2017, if and to the extent determined by the Compensation Committee based on the Company's actual performance for the entire fiscal year. Such fiscal year 2017 bonus shall be paid at such time as bonuses for fiscal year 2017 are paid to employees generally, but in no event later than March 15, 2018.

In addition, as a result of your retirement from the Company under the terms set forth in this Retirement Agreement, pursuant to Section 3.2 of the Employment Agreement, upon the Retirement Date, on each anniversary of the Retirement Date, and concluding with the ninth anniversary of the Retirement Date, the Company shall pay you $10,000.00 per year to assist you in purchasing health insurance for you and your spouse. In the event that you die prior to the expiration of such ten-year period, the Company shall pay your surviving spouse $10,000.00 per year as described above until the first to occur of (i) the death of your spouse or (ii) the end of the ten-year period.

No Separation Benefits will be paid or provided until after the Final Release Effective Date. You acknowledge that the compensation and benefits provided under this Retirement Agreement are greater than what you would be legally entitled to receive in the absence of this Retirement Agreement. You acknowledge (a) receipt of all compensation and benefits due through the date you sign this Retirement Agreement as a result of services performed for the Company; (b) you have reported to the Company any and all work-related injuries incurred during employment; and (c) the Company properly provided any leave of absence because of your or a family member's health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

Section 409A Tax Considerations. Notwithstanding the above, you shall not be considered to have terminated employment with the Company for purposes of this Paragraph 3, and no Separation Benefits (or other payments or benefits that would be considered deferred compensation) shall be due to you, unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A, and any Separation Benefits that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. In the event that it would be possible for any Separation Benefit to be paid in either of two calendar years, depending on when you sign the Final Release, then to the extent required to avoid being subject to Section 409A, any such Separation Benefits will not be paid until the calendar year following the calendar year in which your separation from service occurs. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Separation Benefits (and other payments or benefits that would be considered deferred compensation) that would otherwise be payable or provided during the six-month period immediately following your “separation from service” within the meaning of Section 409A shall instead be paid on the first business day after the date that is six months following such “separation from service” (or upon your death, if earlier). To the extent any expense reimbursement or the provision of any in-kind benefit under this Retirement Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4. RESTRICTIVE COVENANTS AND EXTENSION OF RESTRICTED PERIOD TO TWO YEARS

By signing this Retirement Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 5 of your Employment Agreement, which expressly survive the termination of your employment; provided that you hereby agree that the time period during which you agree to abide with each such covenant shall be amended to be the longer of (i) 24 months following your Retirement Date and (ii) the time period originally set forth in Section 5 of your Employment Agreement.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

5. WAIVER AND RELEASE

In exchange for the Separation Benefits, the Company will provide you under this Retirement Agreement, you release and forever discharge the Company, ABM Industries Incorporated, and all of their respective past, present or future subsidiaries, affiliates, related persons or entities, including but not limited to its officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns (collectively the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Company as of the date you sign this Retirement Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship which you or your heirs, successors, executors, or other representatives may have ("Claims"). All such Claims are forever barred by this Retirement Agreement regardless of the forum in which such Claims might be brought, including, but not limited to, Claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967 ("ADEA"); the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Retirement Agreement

California Waiver of California Civil Code§ 1542. To effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

GENTERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FABOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, by signing this Retirement Agreement you acknowledge and agree that you are not aware of any actions or inactions by the Company or any of the Released Parties that you believe may constitute bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct.

The above release (the “Release”) does not waive claims (i) for vested rights under ERISA covered employee benefit plans as applicable on the date you sign this Retirement Agreement, (ii) that may arise after you sign this Retirement Agreement, (iii) which cannot be released by private agreement, or (iv) under this Retirement Agreement. In addition, the Company agrees that the Release does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company's Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware or otherwise.

To implement a full and complete release of all claims, you expressly acknowledge the Release is intended to include in its effect, without limitation, all causes of action or claims you do not know or suspect to exist in your favor at the time of signing this Retirement Agreement, and that this Retirement Agreement contemplates the extinguishment of any such causes of action or claims.

6. COVENANT NOT TO SUE; NO WAIVER OF WHISTLEBLOWER PROTECTIONS

You understand that following the Effective Date, the Release will be final and binding. You promise that you will not pursue any claim that you have settled by the Release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue stated in this paragraph does not apply to claims that you may have under the OWBPA and the ADEA.

Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. Further, nothing in this Agreement or otherwise precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

7. MATERIAL BREACH

You agree that in the event of any breach or threatened breach of any provision of Paragraph 4 of this Retirement Agreement or of Section 5 of the Employment Agreement (as modified by this Retirement Agreement), the Company will have no further obligation to pay or provide any unpaid Separation Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or ABM affiliated companies will also be entitled to specific performance by you. Nothing in this Retirement Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Retirement Agreement will remain in full force and effect.

8. RE-EMPLOYMENT

If you are offered and accept re-employment with the Company or ABM-affiliated companies, remaining Separation Benefits will cease upon such re-employment with the Company or ABM-affiliated companies.

9. NOTICE AND REVOCATION PERIODS

This Retirement Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Retirement Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Retirement Agreement are contingent on your signing and not revoking this Retirement Agreement and the Final Release. You will have 21 calendar days from the date hereof to consider this Retirement Agreement. If you choose to sign this Retirement Agreement before the end of that 21-day period, you certify that you did so voluntarily for your own benefit and waived the right to consider this Retirement Agreement for the entire 21-day period. You agree that changes to this Retirement Agreement, whether material or immaterial, do not restart the running of the 21-day period for you to consider the Agreement. After you have signed this Retirement Agreement, you may revoke your consent to it by delivering written notice signed by you to David Goodes, ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, NY 10006, on or before the seventh calendar day after you sign it. If you do not revoke this Retirement Agreement within seven calendar days after you sign it, it will be final, binding, and irrevocable (“Effective Date”).

Even if you revoke this Retirement Agreement, Section 1 hereof will remain in effect and is effective on the date of this Retirement Agreement.

10. RETURN OF PROPERTY

You affirm that you have returned, or will return, to the Company all Company Property, as described more fully below,

with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment. Company Property includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium You further agree that you will not retain any copies or duplicates of any such Company Property.

11. POSITIONS HELD AS ABM REPRESENTATIVE

If during employment you held any membership or position as a representative of ABM for any outside organization (such as SOMA, IR EM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), you agree that you resign from such membership or position, or trustee position effective on the date of this Retirement Agreement set forth above, and you agree to cooperate fully with ABM in any process whereby ABM designates a new representative to replace the position vacated by you.

12. NATURE OF AGREEMENT

By signing this Retirement Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Retirement Agreement you have relied only on the promises written in this Retirement Agreement, and not on any other promise made by the Company or ABM Companies. This Retirement Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Retirement Agreement contains the entire agreement between the Company, other ABM Companies and you regarding your departure from the Company, except that all post-employment covenants contained in your Employment Agreement remain in full force and effect as modified by this Retirement Agreement. You agree and acknowledge that you are not entitled to any severance benefits under the Employment Agreement or any Company severance policy or any other Company plan, policy or agreement. This Retirement Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise provided, this Retirement Agreement will be interpreted and enforced in accordance with the laws of Texas. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Retirement Agreement. Nothing in this Retirement Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Retirement Agreement are severable. If any provision of this Retirement Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Retirement Agreement.

Sincerely,

/s/ David R. Goodes                            September 5, 2017
On behalf of the Company                        Date

I do hereby acknowledge and accept the terms of, and agree to, this Retirement and Release Agreement.

/s/ James P. McClure                            September 5, 2017
James P. McClure                            Date

EXHIBIT A

Form of Final Release

I have been provided with the opportunity to sign this Release (this “Release”) by ABM Industries Incorporated (“Company” or “ABM”), as a part of and pursuant to my Retirement and Release Agreement (the “Retirement Agreement”) dated      , 2017 with ABM, in order to receive the Separation Benefits (as defined in the Retirement Agreement). Terms used but not defined herein shall have the meaning given in the Retirement Agreement.

I hereby agree as follows:

1.	STATUS OF EMPLOYMENT

My employment with the Company ended November 1, 2017 (“Retirement Date”). I acknowledge (a) receipt of all compensation and benefits due through the date I sign this Release as a result of services performed for the Company (other than the Separation Benefits); and (b) I have reported to the Company any and all work-related injuries incurred during employment.

2.	WAIVER AND RELEASE

In exchange for the Separation Benefits, I release and forever discharge ABM Industries Incorporated, and its past, present or future subsidiaries, affiliates, related persons or entities, including but not limited to its officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns (collectively the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which I may have or claim to have against the Company as of the date I sign this Release including, without limitation, any and all claims related or in any manner incidental to my employment with the Company or termination of that employment relationship (“Claims”) which I or my heirs, successors, executors, or other representatives may have. All such Claims are forever barred by this Release regardless of the forum in which such Claims might be brought, including, but not limited to, Claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. I understand that this is a general waiver and release of all claims, known or unknown that I may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of my execution of this Release.

California Waiver of California Civil Code § 1542. To effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, by signing this Release I acknowledge and agree that I am not aware of any actions or inactions by the Company or any of the Released Parties that I believe may constitute bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct.

This Release does not waive claims (i) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (ii) that may arise after I sign this Release, (iii) which cannot be released by private agreement or (iv) to the Separation Benefits pursuant to the terms of the Retirement Agreement. In addition, the Company agrees that this Release does not extend to, release or modify any rights to indemnification or advancement of expenses to which I am entitled from the Company or its insurers under the Company's Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware or otherwise.

To implement a full and complete release of all claims, I expressly acknowledge this Release is intended to include in its effect, without limitation, all causes of action or claims I do not know or suspect to exist in my favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such causes of action or claims.

3.	COVENANT NOT TO SUE

I understand that following the Release Effective Date (as defined below), this Release will be final and binding. I promise that I will not pursue any claim that I have settled by this Release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue stated in this paragraph does not apply to claims that I may have under the OWBPA and the ADEA. I further understand that nothing in this Release generally prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release I am waiving my right to individual relief based on claims asserted in such a charge or complaint. I have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Release or otherwise is intended to prohibit me from disclosing this Release or the Retirement Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and I may do so without notifying the Company.

4.	MATERIAL BREACH

I agree that in the event of any breach or threatened breach of any provision of Paragraph 4 of the Retirement Agreement or of Section 5 of the Employment Agreement, the Company will have no further obligation to pay or provide any unpaid Separation Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or ABM-affiliated companies will also be entitled to specific performance by me. Nothing in this Release shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement I may have signed. Despite any breaches, my other obligations under this Release and the Retirement Agreement will remain in full force and effect.

5.	NOTICE AND REVOCATION PERIODS

This Release is important. I have been advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice I value, such as an accountant or financial advisor. I understand that the Separation Benefits are contingent on my signing and not revoking this Release. I understand that I have 21 calendar days from the Retirement Date to consider this Release. If I choose to sign this Release before the end of that 21-day period, I certify that I did so voluntarily for my own benefit and waived the right to consider this Release for the entire 21-day period. I agree that changes to this Release, whether material or immaterial, do not restart the running of the 21-day period for me to consider this Release. After I have signed this Release, I may revoke my consent to it by delivering written notice signed by me to David Geodes, ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, NY 10006, on or before the seventh calendar day after I sign it. If I do not revoke this Release within seven calendar days after I sign it, it will be final, binding, and irrevocable (“Release Effective Date”).

6.	RETURN OF PROPERTY

I affirm that I have returned to the Company all Company Property, as described more fully below, with the exception of documents relating to compensation or benefits to which I am entitled following the termination of my employment. Company Property includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on "hard copies" or contained on computer disk or any other medium I further agree that I will not retain any copies or duplicates of any such Company Property.

7.	NATURE OF RELEASE

By signing this Release, I acknowledge that I am doing so freely, knowingly and voluntarily. I acknowledge that in signing this Release I have relied only on the promises written in this Release and the Retirement Agreement, and not on any other promise made by the Company or ABM Companies. This Release is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Release and the Retirement Agreement contains the entire agreement between the Company, other ABM Companies and me regarding my departure from the Company, except that all post-employment covenants contained in my Employment Agreement remain in full force and effect. You agree and acknowledge that you are not entitled to any severance benefits under the Employment Agreement or any other Company plan, policy or agreement. This Release may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and me. Except as otherwise provided, this Release will be interpreted and enforced in accordance with the laws of the state in which I work. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Release. Nothing in this Release shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Release and the Retirement Agreement are severable. If any provision of this Release or the Retirement Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Release and the Retirement Agreement.

JAMES P. MCCLURE

Date:             , 2017

Acknowledged and agreed:

ABM INDUSTRIES INCORPORATED

By:
Name:
Title: